Exhibit 99.1

American States Water Company Announces Third Quarter 2009 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 4, 2009--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.52 per common share for the third quarter ended September 30, 2009 as compared to basic and fully diluted earnings of $0.26 per common share for the third quarter ended September 30, 2008.

The $0.26 per share increase in reported diluted earnings for the third quarter of 2009, as compared to the same period of 2008, included a $0.13 per share unrealized loss on purchased power contracts during the three months ended September 30, 2008. The following table provides diluted earnings per share (“EPS”), as adjusted (a non-GAAP financial measure), for 2008 to remove the effects of the unrealized loss on purchased power contracts.

	Third Quarter
	2009	2008
Diluted EPS, as reported	$0.52	$0.26
Unrealized loss on purchased power contracts	-	0.13
Diluted EPS, as adjusted *	$0.52	$0.39

*Diluted EPS, as adjusted, is a non-GAAP financial measure and excludes an unrealized loss on purchased power contracts for 2008.

The purchased power contracts expired on December 31, 2008 and effective January 1, 2009, the Company began taking delivery of power under a new contract. Pursuant to a decision issued in May 2009 by the California Public Utilities Commission (“CPUC”), AWR’s subsidiary, Golden State Water Company (“GSWC”) will defer all unrealized gains and losses resulting from the new purchased power contract on a monthly basis into a regulatory memorandum account that will track the changes in fair value of the derivative throughout the term of the contract. As of September 30, 2009, $7.0 million of a cumulative unrealized loss has been included in this memorandum account; therefore not impacting GSWC’s earnings in 2009.

Diluted EPS was $0.52 for the three months ended September 30, 2009 and, removing the effects of the item discussed above, diluted EPS, as adjusted, would have been $0.39 for the same period in 2008, an increase of $0.13 per share. Impacting the comparability in the results of the two periods are the following significant items:

  The dollar water margin increased by $4.7 million, or $0.15 per share, primarily due to higher water revenues, as more fully discussed below.
  Operating expenses, other than supply costs, increased at the Company’s water and electric utilities by $2.2 million, or $0.07 per share, due primarily to an increase in pension expense of approximately $829,000, an increase of $721,000 in water treatment costs, and an increase in depreciation and amortization expense of $514,000.
  Pretax operating income through AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $3.9 million, or $0.12 per share, as compared to the third quarter of 2008 due primarily to an increase in special construction projects at Fort Bliss and the military bases in Virginia, and improved performance at Fort Jackson and Fort Bragg military bases. Furthermore, in September 2009, ASUS received a contract modification for a $1.1 million equitable adjustment which was recorded as construction revenues during the three months ended September 30, 2009. This modification provides reimbursement for emergency construction costs previously incurred at Fort Jackson, South Carolina. The majority of the costs on these projects at Fort Jackson had been previously recognized by ASUS as construction expense in 2008. The recognition of construction revenues was pending the approval of the Request for Equitable Adjustment (“REA”) by the U.S. government.
  The recording of a loss on settlement for removal of wells of $760,000, or $0.02 per share, which reversed a previously recorded gain by Chaparral City Water Company (“CCWC”), a subsidiary of AWR in Arizona, resulting from a decision issued by the Arizona Corporation Commission (“ACC”) on October 8, 2009.
  An increase in net interest expense (interest expense less interest income) of $553,000, or $0.02 per share, due to an increase in long-term debt resulting from the issuance of $40.0 million of notes in March 2009 and the recording of $159,000 in the interest rate balancing account approved in July 2009 in GSWC’s cost of capital proceeding.
  A decrease of $0.03 per share due to an increase in the weighted average number of common shares outstanding resulting from the issuance of 1.1 million shares of AWR’s Common Stock in a public offering completed in May 2009.

Operating revenues increased by $16.2 million to $101.5 million for the third quarter of 2009, compared to $85.3 million recorded in the third quarter of 2008, an increase of 19.0%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2009	2008	$ Change	% Change
Water	$78,297	$69,365	$8,932	12.9%
Electric	6,563	6,743	(180)	(2.7%)
Contracted services	16,641	9,153	7,488	81.8%
Total operating revenues	$101,501	$85,261	$16,240	19.0%

Water revenues for the third quarter of 2009 increased by $8.9 million or 12.9%, due primarily to: (i) higher customer rates approved by the CPUC effective January 1, 2009, which added approximately $2.9 million to water revenues in the third quarter of 2009; (ii) the recording of $8.6 million of additional revenues to adjust the 2009 third quarter revenues to the consumption levels adopted by the CPUC as a result of the implementation of the Water Revenue Adjustment Mechanism (“WRAM”) account for Regions II and III in late November of 2008 and September 2009 for Region I; and (iii) the recording of $1.8 million due to surcharges approved by the CPUC in effect to recover under-collections in supply costs. These increases were partially offset by $4.4 million resulting from a decrease in actual consumption of approximately 9% when compared to the third quarter of 2008.

Although the recording of the WRAM added $8.6 million of water revenues, this favorable impact to earnings was reduced by $1.6 million of water supply over-collection costs tracked in the Modified Cost Balancing Account (“MCBA”), also implemented in late November 2008 for Regions II and III and in September 2009 for Region I. The over-collection in the MCBA account is due to: (i) lower consumption in the third quarter of 2009 as compared to the consumption level adopted by the CPUC, and (ii) a lower percentage of purchased water in the supply mix during 2009 when compared to the supply mix included in customer rates, partially offset by increases in rates charged by GSWC’s suppliers.

Electric revenues from GSWC’s Bear Valley Electric Division decreased by 2.7% to $6.6 million compared to $6.7 million for the three months ended September 30, 2008 due primarily to a decrease in electric usage.

Contracted services revenues are composed of construction revenues (including renewals and replacements) and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues increased by $7.5 million, or 81.8%, during the third quarter of 2009 primarily due to an increase in construction revenues. Construction revenues increased by $7.3 million primarily related to special projects at Fort Bliss and the military bases in Virginia. In addition, an REA for $1.1 million was approved by the U.S. government and recorded as construction revenue during the third quarter of 2009 for emergency costs largely incurred and expensed at Fort Jackson in 2008, as discussed above.

In addition, during December 2008 the U.S. government authorized an interim price adjustment in management fees for operating and maintaining the water and wastewater systems at Fort Bliss. This interim increase resulted in additional management fees of $289,000 for the third quarter of 2009 as compared to the third quarter of 2008.

Total operating expenses for the third quarter of 2009, increased by $6.9 million to $79.0 million as compared to the $72.1 million recorded for the same period in 2008, mainly reflecting: (i) an increase of $4.1 million in supply costs primarily resulting from higher supplier rates covered in the adopted revenue requirements and a $1.8 million increase in the amortization of previously incurred supply costs from surcharges currently in effect; (ii) an increase in other operation expenses due to higher chemical and water treatment costs; (iii) increased administrative and general expenses reflecting increases in pension, employee related costs and rate case related expenses; (iv) an increase in depreciation and amortization expense, reflecting the effects of closing $73.6 million of additions to utility plant during 2008; (v) a $4.1 million increase in construction expenses primarily related to special construction projects at ASUS; and (vi) the reversal of a previously recorded gain of $760,000 based on the ACC’s decision as discussed previously. These increases to operating expenses were partially offset by an unrealized loss of $3.7 million on purchased power contracts for the three months ended September 30, 2008, related to the contracts that expired at December 31, 2008 with no corresponding loss in 2009.

The table below sets forth pretax operating income by segment for the third quarter:

(in thousands)	2009	2008	$ Change	% Change
Water	$20,678	$18,584	$2,094
Electric	(669)	(4,011)	3,342
Contracted services	2,456	(1,418)	3,874
AWR parent	(10)	(12)	2
Total pretax operating income	$22,455	$13,143	$9,312	70.9%

Interest expense increased by $433,000 to $5.9 million during the third quarter of 2009, as compared to $5.4 million during the third quarter of 2008. The increase reflected the issuance of $40.0 million of notes in March 2009. In addition, a cost of capital proceeding authorized an interest rate balancing account in July 2009, whereby $159,000 of additional interest expense was recorded during the three months ended September 30, 2009. The interest rate balancing account tracks the difference between the forecasted incremental cost of debt and the actual cost of debt issued after January 1, 2009.

Interest income decreased by $120,000 during the third quarter of 2009, due primarily to lower rates earned on the uncollected balance of the Aerojet litigation memorandum account.

Income tax expense for the third quarter of 2009 increased by $3.7 million to $7.1 million as compared to $3.4 million for the same period in 2008 primarily due to an increase in pretax income. The effective income tax rate for the three months ended September 30, 2009 was 42.3% compared to 42.9% for the same period of 2008.

Year-to Date 2009 Results

Diluted earnings per share for the first nine months of 2009 were $1.45 compared to $1.10 for 2008. Included in 2008’s diluted EPS was an unrealized gain on purchased power contracts, which increased pretax income by $766,000, or $0.03 per share, during the nine months ended September 2008. Excluding the effects of this unrealized gain, diluted EPS, as adjusted in 2008 would have been $1.07 as compared to $1.45 reported in 2009, an increase of $0.38 per share. Contributing to the increase in diluted earnings per share, as adjusted, are the following significant items: (i) an increase in the water margin of $11.2 million, or $0.37 per share, primarily due to higher water revenues; (ii) the recording of $1.0 million in settlement proceeds, or $0.03 per share, resulting from a settlement agreement reached with Mirant Trading; (iii) the improved financial performance of contracted services at military bases resulting in an increase in ASUS’ pretax operating income of $7.1 million, or $0.23 per share; and (iv) a tax benefit of $918,000, or $0.05 per share, recorded in the first quarter of 2009 due to changes in state apportionment laws, and a decrease in the effective income tax rate for the nine months ended September 30, 2009 favorably impacting earnings by $0.02 per share.

The increases to diluted earnings per share discussed above, were partially offset by: (i) an increase in operating expenses, other than supply costs, of $6.3 million, or $0.21 per share, at the Company’s water and electric utility businesses, due primarily to higher labor, pension and outside service costs (excluding the effects of the Mirant settlement discussed previously), and depreciation and amortization expense; (ii) the recording of a loss on settlement for removal of wells of $760,000, or $0.02 per share, as a result of a decision issued by the ACC in October 2009; (iii) an increase in interest expense, net of interest income, of $1.5 million, or $0.05 per share, (as discussed in the quarterly results); and (iv) a decrease of $0.04 per share due to an increase in the weighted average number of common shares outstanding.

Rate Increases and Contract Modifications

As reported in previous releases, the Company recently received final decisions in connection with the general rate cases of GSWC’s Bear Valley Electric Service (“BVES”) division and CCWC in Arizona. BVES’ final decision issued in October 2009 provides for a $6.4 million increase in base rates over a four-year period and a return on equity of 10.5% with a corresponding return on rate base of 9.15%. Also in October 2009, the ACC issued a final decision approving a rate increase for CCWC which is expected to generate additional annual revenues of approximately $1.7 million.

In addition to the $1.1 million equitable adjustment for Fort Jackson previously discussed, ASUS received various contract modifications from the U.S. government in September 2009. The modifications provide funding for $7.3 million in new construction projects at various ASUS subsidiaries. The majority of this work is expected to be performed during calendar year 2010.

Non-GAAP Financial Measures

This press release includes a presentation of “Diluted EPS, as adjusted” which excludes unrealized gains and losses on purchased power contracts during the three and nine months ended September 30, 2008. This item is derived from consolidated financial information but not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). This item constitutes a "non-GAAP financial measure" under Securities and Exchange Commission rules. The non-GAAP financial measure supplements our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measure may not be comparable to similarly titled non-GAAP financial measures of other registrants.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the Company's operating performance without giving effect to unrealized gains and losses on purchased power contracts, which have been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the Company. Moreover, management believes that this presentation facilitates comparisons between the Company and other companies in its industry but again may not be comparable to similarly titled non-GAAP financial measures of other registrants. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the Company's historical results, exclusive of unrealized gains/losses on purchased power contracts.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Third Quarter 2009 Earnings Release Conference Call - The Company will host a conference call today, November 4, 2009 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be recorded and replayed beginning Wednesday, November 4, 2009 at 2:00 p.m. PT and will run through Wednesday, November 11, 2009. The dial-in number for the audio replay is (800) 642-1687, Confirmation ID# 36158753.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	September 30	December 31
(in thousands)	2009	2008
	(Unaudited)
Assets
Utility Plant-Net	$856,294	$825,262
Goodwill	4,610	4,610
Other Property and Investments	11,526	10,689
Current Assets	99,664	90,614
Regulatory and Other Assets	144,609	130,112
	$1,116,703	$1,061,287
Capitalization and Liabilities
Capitalization	$666,045	$577,039
Current Liabilities	99,000	137,397
Other Credits	351,658	346,851
	$1,116,703	$1,061,287

Condensed Statements of Income	Three months ended		Nine months ended
(in thousands, except per share amounts)	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Operating Revenues	$101,501	$85,261	$274,663	$234,516

Operating Expenses:
Supply costs	$28,332	$24,217	$71,778	$60,904
Unrealized loss (gain) on purchased power contracts	-	3,741	-	(766)
Other operation expenses	7,663	7,366	21,981	22,415
Administrative and general expenses	17,018	16,307	49,405	46,077
Maintenance	4,052	4,027	12,012	12,569
Depreciation and amortization	8,400	7,882	25,148	23,485
Property and other taxes	3,555	3,461	9,667	9,220
ASUS construction expenses	9,266	5,117	25,540	13,426
Loss on settlement for removal of wells	760	-	760	-
Net gain on sale of property	-	-	(15)	-
Total operating expenses	$79,046	$72,118	$216,276	$187,330

Operating income	$22,455	$13,143	$58,387	$47,186

Interest expense	(5,861)	(5,428)	(16,814)	(16,100)
Interest income	173	293	671	1,429
Other	38	(30)	90	91

Income From Operations Before Income Tax Expense	$16,805	$7,978	$42,334	$32,606

Income tax expense	7,107	3,426	16,205	13,467

Net Income	$9,698	$4,552	$26,129	$19,139

Weighted Average Shares Outstanding	18,502	17,268	17,896	17,252
Earnings Per Common Share	$0.52	$0.26	$1.45	$1.10
Weighted Average Diluted Shares	18,645	17,404	18,029	17,378
Earnings Per Diluted Share	$0.52	$0.26	$1.45	$1.10
Dividends Declared Per Common Share	$0.25	$0.25	$0.75	$0.75

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707